SUBSCRIPTION AGREEMENT



Badgley Funds, Inc.
1420 Fifth Avenue, Suite 4400
Seattle, Washington,  98101

Gentlemen:

     The undersigned purchaser (the "Purchaser") hereby subscribes to the number of shares (the "Shares") of common stock of Badgley Funds, Inc. (the "Company") as follows:

                                                        Aggregate
          Series         Number of      Per Share     Purchase Price
                          Shares          Price

     Badgley Growth Fund   2,500           $10            $25,000
     Badgley Balanced Fund 2,500           $10            $25,000
                                                          -------
                                                          $50,000

     It is understood that a certificate representing the Shares shall not be issued to the undersigned, but such ownership shall be recorded on the books and records of the Company's transfer agent.
Notwithstanding the fact that a certificate representing ownership will not be issued, the Shares will be deemed fully paid and nonassessable.

     The Purchaser agrees that the Shares are being purchased for investment with no present intention to resell or redeem the Shares.

     The Purchaser acknowledges that assuming the Company's registration statement on Form N-1A becomes effective and shares are sold to the public prior to June 30, 1998, costs incurred by the Company in connection with its organization, registration and initial public offering of Shares of the Company will be deferred and will be amortized over a period of five years from the date upon which the Company commences its investment activities.

     The Purchaser agrees that in the event any of the Shares purchased under this Subscription Agreement are redeemed during this five-year period, the Company is authorized to reduce the redemption proceeds to cover any unamortized organizational expenses in the same proportion as the number of Shares being redeemed bears to the number of Shares outstanding at the time of the redemption. If, for any reason, the reduction of redemption proceeds is not in fact made by the Company in the event of such a redemption, the Purchaser agrees to reimburse the Company immediately for any unamortized organizational expenses in the proportion stated above.

     Dated and effective as of the 9th day of June, 1998.


                              Purchaser:



                              \s\ Steven C. Phelps
                              -----------------------
                              By:  Steven C. Phelps



                      ACCEPTANCE


     The foregoing subscription is hereby accepted.


     Dated and effective as of the 9th day of June, 1998.


                              BADGLEY FUNDS, INC.



                              \s\ Otis P. Heald III
                              ---------------------------------
                              By:  Otis P. Heald III, President